Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

BioLineRx Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.10 per share	(1)	Other	224,580,000	$0.0056	$1,257,648.00	0.0001381	$173.69
Equity	Ordinary Shares, par value NIS 0.10 per share	(2)	Other	135,420,000	$0.0048	$650,016.00	0.0001381	$89.77

Total Offering Amounts:						$1,907,664.00		263.46
Total Fee Offsets:								0.00
Net Fee Due:								$263.46

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Offering Note(s)

(1)	a. These shares may be represented by American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs"), issuable upon deposit of the ordinary shares registered hereby, par value NIS 0.10 per share ("Ordinary Shares"), of BioLineRx Ltd. (the "Company") and are registered on a separate registration statement on Form F-6EF (File No. 333-218969). Each ADS represents six hundred (600) Ordinary Shares.

b. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the BioLineRx Ltd. Amended and Restated 2003 Share Incentive Plan (the "Plan").

c. Represents Ordinary Shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the weighted average exercise price of these outstanding options, expressed in U.S. dollars based on the Bank of Israel exchange rate on January 21, 2026 ($1.00=NIS 3.17).

(2)	a. These shares may be represented by ADSs, evidenced by ADRs, issuable upon deposit of the Ordinary Shares of the Company and are registered on a separate registration statement on Form F-6EF (File No. 333-218969). Each ADS represents six hundred (600) Ordinary Shares.

b.Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

c. Represents Ordinary Shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on January 21, 2026, adjusted for ADS to Ordinary Share ratio.